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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendments No._____)*





                          TRANSCEND THERAPEUTICS INC.
                   -----------------------------------------
                               (Name of Issuer)




                         COMMON STOCK, PAR VALUE $0.01
                   -----------------------------------------
                        (Title of Class of Securities)



                                  89353T-10-2
                   -----------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act")(or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 89353T-10-2                   13G           PAGE    2    OF 11   PAGES
         ---------------------                              -----    -----
  (1)     NAMES OF REPORTING PERSONS
          S.S or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Advent International Corporation
-------------------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [X]
                                                                    (B)   [ ]

-------------------------------------------------------------------------------
  (3)     SEC USE ONLY

-------------------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-------------------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                    1,300,987
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     None
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   1,300,987
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               None
-------------------------------------------------------------------------------
  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,300,987
-------------------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

-------------------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          22.5%
-------------------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON*
          CO,IA
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 89353T-10-2                   13G            PAGE   3   OF  11   PAGES
         ---------------------                              -----    -----
  (1)     NAMES OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Advent International Limited Partnership
-------------------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [X]
                                                                    (B)   [ ]
-------------------------------------------------------------------------------
  (3)     SEC USE ONLY

-------------------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-------------------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                    1,297,265
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     None
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   1,297,265
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               None
-------------------------------------------------------------------------------
  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,297,265
-------------------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

-------------------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          22.4%
-------------------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON*
          PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 89353T-10-2                   13G            PAGE   4   OF  11   PAGES
         ---------------------                              -----    -----
  (1)     NAMES OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Global Provate Equity II Limited Partnership
-------------------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [X]
                                                                    (B)   [ ]
-------------------------------------------------------------------------------
  (3)     SEC USE ONLY

-------------------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-------------------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                    826,265
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     None
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   826,265
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               None
-------------------------------------------------------------------------------
  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          826,265
-------------------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

-------------------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          14.3%
-------------------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON*
          PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 89353T-10-2                   13G            PAGE   5   OF  11   PAGES
         ---------------------                              -----    -----
  (1)     NAMES OF REPORTING PERSONS
          S. S or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Rovent II Limited Partnership
-------------------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [X]
                                                                    (B)   [ ]
-------------------------------------------------------------------------------
  (3)     SEC USE ONLY

-------------------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-------------------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                    332,812
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     None
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   332,812
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               None
-------------------------------------------------------------------------------
  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          332,812
-------------------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

-------------------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.8%
-------------------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON*
          PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 89353T-10-2                   13G           PAGE   6    OF  11   PAGES
         ---------------------                             -----     ----
  (1)     NAMES OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Advent Performance Materials Limited Partnership
-------------------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [X]
                                                                    (B)   [ ]

-------------------------------------------------------------------------------
  (3)     SEC USE ONLY

-------------------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-------------------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                    138,188
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     None
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   138,188
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               None
-------------------------------------------------------------------------------
  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          138,188
-------------------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

-------------------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.8%
-------------------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON*
          PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 89353-10-2                    13G            PAGE   7   OF  11   PAGES
         ---------------------                              -----    -----
  (1)     NAMES OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Advent International Investors II Limited Partnership
-------------------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [X]
                                                                    (B)   [ ]

-------------------------------------------------------------------------------
  (3)     SEC USE ONLY

-------------------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Massachusetts
-------------------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                    3,722
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     None
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   3,722
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               None
-------------------------------------------------------------------------------
  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,722
-------------------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

-------------------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.1%
-------------------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON*
          PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 89353-10-2                    13G            PAGE   8   OF  11   PAGES
         ---------------------                              -----    -----

ITEM 1.

     (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in Transcend Therapeutics, Inc. a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is 640 Memorial Drive, Cambridge, MA 02139.

ITEM 2.

     (a) (b) (c) This statement is being filed by the following entities: (1) Advent International Corporation, a Delaware corporation;

        (2) Advent International Limited Partnership, a Delaware limited partnership;

        (3) Global Private Equity II Limited Partnership, a Delaware limited partnership;

        (4) Rovent II Limited Partnership, a Delaware limited partnership;

        (5) Advent Performance Materials Limited Partnership, a Delaware limited partnership;

        (6) Advent International Investors II Limited Partnership, a Massachusetts limited partnership;

     The entities listed in subparagraph (1) through (6) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 101 Federal Street, Boston, MA 02110.

     (d) (e) This statement relates to the Common Stock, par value $0.01 per share, (the "Common Stock") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 89353T-10-2.

              (THE REMAINDER OF THIS PAGE INTENTIALLY LEFT BLANK)

CUSIP NO. 89353-10-2                    13G            PAGE  9    OF  11   PAGES
         ---------------------                              -----    -----

ITEM 3.  FILING PURSUANT TO RULE 13d-1(b), OR 13d-2(b).

     This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b).


ITEM 4.  OWNERSHIP.

     (a) (b) The following table sets forth the aggregate number and percentage (based upon the number of shares of Common Stock outstanding as of December 31, 1997) of the Common Stock beneficially owned by each Reporting Person named in
Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3(d)(1).

                                                                          Number of Shares
                                                             --------------------------------------------  Percentage
                                                                                Under                       of Shares
REPORTING PERSON                                                 COMMON         Warrants         Total     Outstanding
                                                             ---------------------------------------------------------
Global Private Equity II
   Limited Partnership (1)                                      815,114        11,151           826,265      14.3%
Rovent II Limited Partnership (1)                               328,314         4,498           332,812       5.8%
Advent Performance Materials
   Limited Partnership (1)                                      132,216         5,972           138,188       2.4%
                                                              ---------       -------         ---------      -----
Advent International Limited
Partnership (1)                                               1,275,644        21,621         1,297,265      22.4%
Advent International Investors II
  Limited Partnership (2)                                         3,660            62             3,722       0.1%
                                                              ---------       -------         ---------      -----
Advent International Corporation                              1,279,304        21,683         1,300,987      22.5%
                                                              =========       =======         =========      =====
Total Group Ownership                                         1,279,304        21,683         1,300,987      22.5%
                                                              =========       =======         =========      =====

         (1) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of the indicated reporting persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated reporting persons. The beneficial ownership of AIC and AILP derive from such power.

         (2) AIC is the General Partner of Advent International Investors II Limited Partnership ("AI Investors II"). As such, AIC has the power to vote and dispose of the securities of AI Investors II. The beneficial ownership of AIC derives from such power.

         (c) Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the Common Stock beneficially owned by it as indicated above.

CUSIP NO. 89353-10-2                    13G            PAGE  10    OF  11  PAGES
         ---------------------                              -----    -----
ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

ITEM 10. CERTIFICATION.

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


February  11, 1998


ADVENT INTERNATIONAL CORPORATION
By:      Janet L. Hennessy                 /s/ Janet L. Hennessy
         Vice President                    -------------------------------------

ADVENT INTERNATIONAL LIMITED PARTNERSHIP
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy                 /s/ Janet L. Hennessy
         Vice President                    -------------------------------------

CUSIP NO. 89353-10-2                    13G            PAGE  11   OF  11   PAGES
         ---------------------                              -----    -----
GLOBAL PRIVATE EQUITY II LIMITED PARTNERSHIP
By:      Advent International Limited Partnership,
         General Partner
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy                  /s/ Janet L. Hennessy
         Vice President                     ------------------------------------

ROVENT II LIMITED PARTNERSHIP
By:      Advent International Limited Partnership,
         General Partner
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy                  /s/ Janet L. Hennessy
         Vice President                     ------------------------------------

ADVENT PERFORMANCE MATERIALS LIMITED PARTNERSHIP
By:      Advent International Limited Partnership,
         General Partner
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy                  /s/ Janet L. Hennessy
         Vice President                     ------------------------------------

ADVENT INTERNATIONAL INVESTORS II LIMITED PARTNERSHIP
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy                  /s/ Janet L. Hennessy
         Vice President                     ------------------------------------